UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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BARNES GROUP INC.

(Name of Registrant as Specified In Its Charter)

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SEC 1913 (3-99)

Barnes Group Inc.

Executive Office

123 Main Street

Post Office Box 489

Bristol, Connecticut 06011-0489 U.S.A.

Tel. (860) 583-7070

March 17, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 16, 2003

The Annual Meeting of Stockholders of Barnes Group Inc. will be held at the Hartford Farmington Marriott, 15 Farm Springs Road, Farmington, Connecticut 06032, at 11:00 a.m. on Wednesday, April 16, 2003, for the following purposes:

1.	To elect four directors for a three-year term; and

2.	To transact any other business that lawfully may come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on February 17, 2003 will be entitled to vote at the meeting.

Your vote is important. Please VOTE BY PROXY USING THE TELEPHONE OR INTERNET AS SOON AS POSSIBLE as described in the enclosed proxy card or, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED whether or not you plan to attend the meeting.

Signe S. Gates

Secretary

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

APRIL 16, 2003

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc. (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held on April 16, 2003 and at any adjournment thereof. A stockholder who votes by proxy using the telephone or the Internet as described in the proxy card, or signs and returns a proxy card in the accompanying form, may revoke it by notifying the Secretary of the meeting in person or in writing (including by delivery of a later dated proxy) at any time before it is voted. This Proxy Statement and the enclosed form of proxy are being sent to stockholders on or about March 17, 2003.

ELECTION OF FOUR DIRECTORS FOR A THREE-YEAR TERM (Proxy Proposal 1)

The Board of Directors Recommends a Vote “For” All Nominees.

Four directors are nominated for re-election at the 2003 Annual Meeting for a three-year term (unless any of them earlier dies, resigns or is removed, as provided in the Company’s by-laws). Thomas O. Barnes, Gary G. Benanav, Donald W. Griffin and Mylle H. Mangum are nominated for re-election to the Board of Directors for terms expiring at the Annual Meeting in 2006. Directors are elected by a plurality of the votes cast for Proposal 1. Proxies may be voted only for the number of nominees named by the Board of Directors.

Pertinent information concerning the nominees for re-election as directors and the six directors whose terms continue after the meeting is set forth below. Each director has been associated with his or her present organization for at least the past five years unless otherwise noted. Except as expressly stated below, none of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

Nominees for Re-election

Thomas O. Barnes

Director since 1978

Current term expires 2003

Mr. Barnes, 54, is Chairman of the Board of Directors and an employee of the Company. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. He is a director of Valley Bank, Inc.

Gary G. Benanav

Director since 1994

Current term expires 2003

Mr. Benanav, 57, has been Chairman and Chief Executive Officer of New York Life International, LLC since 1997. He is also Vice Chairman and a Director of New York Life Insurance Company. He is Chairman of the Audit Committee, and a member of the Corporate Governance Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. He is a director of Express Scripts, Inc., a full-service pharmacy benefit management company.

Donald W. Griffin

Director since 2001

Current term expires 2003

Mr. Griffin, 66, is Chairman of the Board of Directors of Olin Corporation. He is a member of the Audit Committee, the Corporate Governance Committee, and the Compensation and Management Development Committee of the Company’s Board of Directors. He was Chairman, President and Chief Executive Officer of Olin from 1996 through 2000. He is a director of Eastman Chemical Company.

Mylle H. Mangum

Director since 2002

Current term expires 2003

Ms. Mangum, 54, is the Chief Executive Officer of True Marketing Services, a newly formed venture. She is a member of the Corporate Governance Committee, the Finance Committee, and the Compensation and Management Development Committee of the Company’s Board of Directors. From 1999 to 2002, she was the Chief Executive Officer of MMS, a private equity company involved in developing and implementing marketing and loyalty programs in high tech environments. She was President, Global Payment Systems and Senior Vice President, Strategic Planning and Expense Management for Carlson Wagonlit Travel from 1997 to 1999. She is a director of Scientific Atlanta, Inc., Payless ShoeSource, Inc., and Havertys Furniture Companies, Inc.

Continuing Directors

John W. Alden

Director since 2000

Current term expires 2004

Mr. Alden, 61, retired as Vice Chairman, United Parcel Service of America, Inc. in 2000. He is Chairman of the Corporate Governance Committee, and a member of the Finance Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. From 1988 until his retirement, he served as a director of United Parcel Service. He is a director of Silgan Holdings Inc. and The Dun & Bradstreet Corporation.

William S. Bristow, Jr.

Director since 1978

Current term expires 2005

Mr. Bristow, 49, is President of W.S. Bristow & Associates, Inc., which is engaged in small business development. He is Chairman of the Executive Committee, and a member of the Corporate Governance Committee, the Finance Committee, and the Audit Committee of the Company’s Board of Directors.

Edmund M. Carpenter

Director since 1998

Current term expires 2005

Mr. Carpenter, 61, became President and Chief Executive Officer of the Company in 1998. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. From 1996 to 1998, he was a Senior Managing Director of Clayton, Dubilier & Rice, Inc., a private equity firm. He is a director of Campbell Soup Company and Dana Corporation.

George T. Carpenter

Director since 1985

Current term expires 2004

Mr. Carpenter, 62, is President and a director of The S. Carpenter Construction Company, which is involved in general contracting, and The Carpenter Realty Company, which is involved in real estate management. He is Chairman of the Finance Committee, and a member of the Executive Committee and the Corporate Governance Committee of the Company’s Board of Directors. He is a director of Webster Financial Corporation.

Frank E. Grzelecki

Director since 1997

Current term expires 2004

Mr. Grzelecki, 65, is retired. He is Chairman of the Compensation and Management Development Committee, and a member of the Executive Committee, the Audit Committee, and the Finance Committee of the Company’s Board of Directors. He was a Managing Director of Saugatuck Associates, Inc., a private investment firm, from 1999 to 2000. He was a director and Vice Chairman of Handy & Harman, a diversified industrial manufacturing company, from 1997 to 1998. From 1992 to 1997, he served as a director and President and Chief Operating Officer of Handy & Harman. Mr. Grzelecki is a trustee of The Phoenix Edge Series Fund.

G. Jackson Ratcliffe, Jr.

Director since 2001

Current term expires 2005

Mr. Ratcliffe, 66, is Chairman of the Board of Directors of Hubbell Incorporated after also serving as President and Chief Executive Officer of Hubbell from 1987 through July 1, 2001. He is a member of the Audit Committee, the Finance Committee, and the Compensation and Management Development Committee of the Company’s Board of Directors. He is a director of Sunoco, Inc., Praxair, Inc. and Olin Corporation.

THE BOARD AND ITS COMMITTEES

In 2002, the Board of Directors held six regular meetings and one special meeting. Each incumbent director of the Company attended 100% of the regular meetings of the Board of Directors and in excess of 90% of the aggregate of the meetings of the Board of Directors and Board committees on which he served during 2002. In accordance with the Company’s by-laws, the Board of Directors has fixed the number of directors at ten. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 70th birthday. Each director is required to advise the Chairman of the Board of Directors of any change in his or her employment status. The Audit Committee is responsible for matters relating to accounting policies and practices, financial reporting and the internal control structure. The Audit Committee held four meetings in 2002. The Compensation and Management Development Committee administers the Company’s incentive and stock plans, sets the salary of the President and Chief Executive Officer, and reviews and approves the compensation of the other executive officers. The Compensation and Management Development Committee held four meetings in 2002. The Corporate Governance Committee makes recommendations concerning Board membership, functions and compensation. The Corporate Governance Committee serves as a nominating committee for the Company, including considering director nominations submitted by stockholders in accordance with the procedures described below under the caption “Stockholder Proposals for 2004 Annual Meeting.” The Corporate Governance Committee held two meetings in 2002. All of these committees are standing committees of the Board. Messrs. Barnes and Bristow are second cousins. Mr. Bristow’s brother is an employee of the Company’s Barnes Distribution division.

COMPENSATION OF DIRECTORS

The annual retainer for directors is $35,000. The fee for attending a board or committee meeting is $1,000 ($1,500 if held outside of Connecticut or New York City), except that the committee chairperson receives an additional $500 for each meeting at which he or she presides. Directors receive a fee of $1,500 per meeting if they attend either of the semi-annual meetings of the senior managers of the Company. Messrs. Barnes and E.M. Carpenter do not receive a retainer or meeting fees for service as directors. Mr. Grzelecki, in his role as Chairman of the Compensation and Management Development Committee, received fees of $6,000 in connection with his work with independent compensation consultants retained by the committee to review the Company’s compensation practices. Mr. Benanav, in his role as Chairman of the Audit Committee, received a fee of $2,000 in connection with his work with regard to the requirements established for audit committees under the Sarbanes-Oxley Act of 2002. Mr. Barnes receives $250,000 for serving as Chairman and performing various other duties as a nonexecutive employee of the Company. The other duties performed by Mr. Barnes include working with the President and Chief Executive Officer to develop relationships with possible strategic partners, and engaging in various operational corporate activities when requested, chairing Barnes Group Foundation, Inc., serving on the NHK-Associated Spring Suspension Components Inc. Board of Directors, and maintaining an active role in community affairs in the Bristol and Hartford areas. The grant of rights to receive stock and the payment of dividend equivalents under the Non-Employee Director Deferred Stock Plan are additional forms of director compensation. Under this plan each non-employee director is granted the right to receive 6,000 shares of Company common stock when his or her membership on the Board terminates. The plan provides that each newly elected director will receive the same grant. The plan also provides for the payment of dividend equivalents equal to 6,000 times the dividend per share for each dividend payment date.1 In addition, in 2002, Ms. Mangum was granted stock options to acquire 2,500 shares of Company common stock and each of the other directors other than Mr. E.M. Carpenter was granted stock options to acquire 5,000 shares of Company common stock under the Barnes Group Inc. Employee Stock and Ownership Program (the “Employee Stock and Ownership Program”). These options become exercisable at the rate of 33.4% on the first anniversary of the grant date and 33.3% on the second and third anniversaries of the date of grant.

[1]	Mr. Barnes became a participant in the plan when it was adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

As of January 1, 2003, the Company’s directors, named executive officers, and directors and officers as a group beneficially owned the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), shown below:

Name of Person or Group	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock

John W. Alden	11,834	*
John R. Arrington	171,579	*
Thomas O. Barnes	671,890	3.5%
Gary G. Benanav	29,974	*
William S. Bristow, Jr.	293,308	1.5%
Leonard M. Carlucci	275,932	1.4%
Edmund M. Carpenter	761,454	3.9%
George T. Carpenter	153,445	*
William C. Denninger	126,454	*
Donald W. Griffin	9,319	*
Frank E. Grzelecki	26,000	*
Mylle H. Mangum	6,000	*
Gregory F. Milzcik	164,421	*
G. Jackson Ratcliffe	8,827	*

Directors & officers as a group (22 persons)	3,411,187	16.3%

*	Less than 1% of Common Stock beneficially owned.

Note to the above table:

[1]	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this Note.

Mr. Barnes has sole voting and sole investment power with respect to 109,607 shares and sole voting and shared investment power with respect to 316,237 shares. Included in Mr. G.T. Carpenter’s total are 119,147 shares held by corporations through which he has voting control. Mr. Bristow has shared voting and shared investment power with respect to 60,836 shares. The remainder of Mr. Bristow’s shares are held in a trust which he has the power to revoke.

The shares listed for Messrs. Alden, Arrington, Barnes, Benanav, Bristow, Carlucci, E.M. Carpenter, G.T. Carpenter, Denninger, Griffin, Grzelecki, Milzick and Ratcliffe and Ms. Mangum and the directors and officers as a group include 5,834; 155,702; 85,200; 20,000; 20,000; 251,961; 614,707; 20,000; 104,889; 2,501; 20,000; 143,055; 2,501; 0; and 2,031,666 shares, respectively, which they had the right to acquire within 60 days after January 1, 2003. The shares listed for Messrs. Arrington, Barnes, Carlucci, E.M. Carpenter, Denninger, Milzcik, and the directors and officers as a group include 3,428; 7,007; 16,170; 3,278; 1,439; 1,600; and 76,460 shares, respectively, over which they have voting power and limited investment power. These shares are held under the Company’s Retirement Savings Plan. The shares listed for Messrs. Alden, Barnes, Benanav, Bristow, G.T. Carpenter, Griffin, Grzelecki, and Ratcliffe and Ms. Mangum include 6,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described above under the heading “Compensation of Directors.”

The shares listed for Messrs. Arrington, Carlucci, E.M. Carpenter, Denninger, Milzcik, and the directors and officers as a group do not include 23,196; 28,535; 151,856; 28,535; 24,233; and 366,997 restricted stock awards, respectively, that they currently may have the right to receive on a future date pursuant to the underlying agreements.

The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

BENEFICIAL OWNERS OF MORE THAN 5% OF SHARES

The individuals and institutions set forth below are the only persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock (as of December 31, 2002, in each case as indicated in the notes to this table):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock

Mr. Wallace Barnes[1]	1,876,322	9.9%
1875 Perkins Street
Bristol, Connecticut 06010
FleetBoston Financial Corporation[2]	2,097,621	11.1%
100 Federal Street
Boston, Massachusetts 02110
Riggs Bank N.A.[3]	3,161,133	16.7%
800 17th Street
Washington, DC 20090

Notes to the above table:

[1]	As of December 31, 2002, as reported on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2003. According to such filing, he had sole voting power with respect to 1,876,322 shares; sole investment power with respect to 1,051,857 shares; and shared investment power with respect to 824,465 shares. The reported ownership number does not include 30,000 shares, which are held by a private charitable foundation established by Mr. Barnes, as to which shares he disclaims beneficial ownership, and 32,712 shares held by his wife for which he has no voting or investment powers.

[2]	As of December 31, 2002, FleetBoston Financial Corporation (“Fleet”) as reported on a Schedule 13G filed with the SEC on February 14, 2003. According to such filing, Fleet had sole voting power with respect to 445,843 shares; sole investment power with respect to 478,018 shares; and shared investment power with respect to 1,607,303 shares.

[3]	Riggs Bank N.A. (“Riggs”) has advised the Company that as of December 31, 2002, Riggs holds such shares in its capacity as trustee for the Company’s Retirement Savings Plan (a 401(k) plan) and that Riggs has shared voting power and shared investment power with respect to such shares.

AUDIT COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.:

We, the members of the Audit Committee of the Board of Directors, are independent directors, as defined by the New York Stock Exchange. Management is responsible for the Company’s financial reporting process and internal controls. The responsibility of the Committee is to provide general oversight of the Company’s financial accounting, reporting and underlying internal controls. The Committee provides additional oversight of the Company’s Corporate Compliance Program. The Committee, in conjunction with the Board of Directors, has the ultimate authority for the selection, evaluation and retention of the independent auditors.

The Audit Committee operates under a charter which was adopted in 2000. A copy of the Committee’s charter was filed with the 2001 Proxy Statement. In 2002, the Committee operated in accordance with its charter. On February 13, 2003, the Audit Committee reviewed and reassessed the charter to ensure its adequacy and compliance with the rules of the Securities and Exchange Commission and the New York Stock Exchange in effect as of such date and the Committee concluded that the charter was adequate and in full compliance with such rules.

During 2002, the Committee met four times for the purpose of providing a forum for communication among the directors, the Company’s independent auditors, PricewaterhouseCoopers LLP, the Company’s internal audit function and corporate management. During these meetings, the Committee reviewed and discussed the interim and the audited financial statements with management and PricewaterhouseCoopers. The Committee was also advised, as contemplated by the Sarbanes-Oxley Act of 2002, of all critical accounting policies and practices of the Company, and any alternative treatments of financial information within generally accepted accounting principles and the treatment preferred by PricewaterhouseCoopers. In accordance with Statement of Auditing Standards No. 61, Communication with Audit Committees, the Committee discussed all required matters with PricewaterhouseCoopers including the conduct of the audit of the Company’s financial statements.

In addition, the Committee obtained formal, written disclosures from PricewaterhouseCoopers, including a letter affirming their independence as required by Independence Standards Board Standard No. 1. The information contained in this letter was discussed with PricewaterhouseCoopers.

The Committee reviewed fees related to aggregate services provided by PricewaterhouseCoopers for the year 2002, and concluded that the services rendered in 2002 that were neither audit nor audit-related (which amounted to less than 20% of aggregate fees) did not impair the independence of PricewaterhouseCoopers.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee has also recommended to the Board, and the Board has approved, the selection of PricewaterhouseCoopers as the Company’s independent accountants for 2003.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct an audit in accordance with generally accepted auditing standards. That is the responsibility of management and the Company’s independent auditors, respectively. In giving our recommendation to the Board, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

AUDIT COMMITTEE

Gary G. Benanav, Chairperson

William S. Bristow, Jr.

Donald W. Griffin

Frank E. Grzelecki

G. Jackson Ratcliffe

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.:

We, the members of the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc. (the “Company”), are independent, non-employee directors with no “interlocking” relationships as defined by the Securities and Exchange Commission. We are committed to developing compensation strategies with strong ties to stockholder value creation. When Barnes Group’s stockholders win – by building lasting value through balanced, profitable, sustainable growth – Barnes’ executives win. The overarching philosophy with respect to executive compensation, therefore, is to deploy programs directly linked to the Company’s strategic business objectives and total stockholder return. If the Company’s results against its goals and targets are below preset performance thresholds, payouts under the Company’s short-term and long-term incentive programs are reduced to zero. If, however, the Company’s results exceed preset performance targets, Barnes executives have an opportunity to realize significant additional compensation. This high degree of performance linkage, and the significant leverage and risk incorporated into the programs, give Barnes Group’s executive team a very strong financial incentive to build the lasting value through balanced, profitable, sustainable growth that creates stockholder wealth.

Barnes Group’s short-term incentive strategies incorporate “stretch” operational goals. The Company’s Board of Directors has taken an active role in the determination of these goals, and participated in the development of compensation programs directly tied to these same goals. Our objective has been to ensure appropriate balance between short-term and long-term incentives.

During 2002, the Committee retained independent compensation consultants to develop competitive compensation data for a group of comparative companies and for general industry, and to review the Company’s compensation practices in terms of competitiveness, appropriateness and alignment with Company performance. The comparison group currently consists of companies of similar size in one or more of the Company’s industries. The companies chosen for the comparison group are not necessarily the same as those represented in the stock price performance graph accompanying this report. We believe Barnes Group’s market for executive talent extends beyond this comparison group, and the competitive compensation levels have been determined accordingly.

The key elements of Barnes Group’s executive compensation strategy are salary, short-term incentives, and long-term incentives.

Salaries

Executive officer salaries are established with reference to competitive levels for positions of similar responsibility and impact. We review executive officers’ salaries at least annually. Salaries are targeted to fall within a range of ±10% of the median competitive level for the executive team overall. Individual salaries may exceed or fall below that competitive range, depending on the experience requirements of the position and the executive’s contribution to the Company.

Mr. E.M. Carpenter became President and Chief Executive Officer on December 8, 1998. His initial annual salary was established in accordance with his Employment Agreement (which is described below under the heading “Employment Agreement”). The Committee increased Mr. Carpenter’s annual salary to $700,000 effective July 1, 2002. In determining the magnitude of the increase, the Committee considered the annual salaries of chief executive officers of the group of comparative companies described above, and of industrial companies of comparable size and complexity.

Short-Term Incentives

Barnes Group executives place a significant percentage of their annual cash compensation at risk under the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers, approved by shareholders at the

April 12, 2001 Annual Meeting, and the Management Incentive Compensation Plan. Award opportunities are based on the performance of the Company as a whole, the business unit over which the executive has a direct influence, or a combination of both. For 2002, the performance measures were earnings per share, operating profit after tax (less a charge for the capital employed by the applicable business unit) and revenue, but may include other measures directly tied to stockholder value creation as we believe to be appropriate given changes in business conditions. Target incentive amounts are established at the start of the year for each executive, stated as a percent of salary. Performance target, threshold, and maximum amounts are established at the start of each operating period. The final payout is calculated based upon the operating results attained relative to these preset performance targets. If performance is below the threshold amount established, the payout is reduced to zero. If the targeted operating results are attained, the target incentive amounts are payable. If performance exceeds the applicable maximum amount, the maximum performance factor is awarded. For 2002, if performance exceeded the applicable maximum amounts, the following percent of salary was payable: 248% for the President and Chief Executive Officer; 165% for Group Presidents; 149% for Senior Vice Presidents; and 116% for Vice Presidents.

In 2002, the Company outperformed most of the comparative companies that serve as the compensation peer group on several key measures, and exceeded the preset performance measures indicated above of earnings per share and revenue. As a result, the short-term incentives for Mr. E.M. Carpenter shown on page 11 were paid, consistent with the performance requirements of the Company’s short-term incentive compensation plans.

Long-Term Incentives

We believe a substantial percentage of total compensation must be tied directly to the creation of stockholder value. Historically, we have determined long-term compensation based on two indicators of stockholder value creation: stock price and economic return. The latter measure has served effectively as the basis for the Barnes Group Inc. 1996 Long-Term Incentive Plan (“LTIP”) and predecessor plans throughout the 1990s.

Under the LTIP, the Committee has granted performance units to executive officers. Any resulting cash payments are equal to the increase in the value of the performance units over a three-year period. The value of a performance unit for any single year is equal to economic return, measured as cash flow from operations in excess of the risk-adjusted cost of equity capital, for the current and previous four years. Awards for each three-year period are paid in the year following the end of the period. Awards under the LTIP paid in 2002 were based on an increase in the value of performance units over the three-year period from 1999 to 2001. Beginning January 1, 1999, Mr. E.M. Carpenter became a participant in the LTIP in accordance with his Employment Agreement.

Beginning in 2000, we discontinued future awards under the LTIP. Existing LTIP cycles continued uninterrupted, with the last three-year period having ended on December 31, 2001. In 2002, we utilized a combination of stock options and restricted stock unit awards as the vehicles for long-term incentives, to maximize the retention capability of and the impact of stock price appreciation on long-term compensation. Stock-based long-term incentives incorporate a higher level of risk than other forms of executive compensation, including the LTIP they supplanted, and tie employees’ long-term economic interests directly to those of stockholders. These options and restricted stock awards were principally granted under the Employee Stock and Ownership Program, which was approved as amended by stockholders at the April 10, 2002 Annual Meeting, and the 1991 Barnes Group Stock Incentive Plan (“SIP”), which was approved as amended and restated in 1996. These plans allow for the use of several long-term incentive vehicles, in addition to stock options and restricted stock awards.

Beginning in 2000, we instituted stock ownership guidelines under which every executive is expected to hold a substantial ownership stake in the Company. Ownership includes stock owned directly and stock owned under the Barnes Group Inc. Retirement Savings Plan and Employee Stock Purchase Plan. In contrast to some companies’ ownership programs, restricted stock awards, stock options, and performance stock are excluded until the related stock is directly owned.

The current stock ownership guidelines that apply to 46 executives of the Company worldwide are:

Position	Multiple of Annual Salary
Chief Executive Officer	5x
All Other Executive Officers	3x
Non-Officers	1x

We monitor ownership levels at least annually. Executives subject to the ownership guidelines are expected to make substantial progress toward the applicable guideline, with full compliance by the end of 2004, or 5 years from date of hire or promotion for new executives. The Committee is pleased with the progress demonstrated by the management team through December, 2002. We will, at our discretion, pay future amounts under the Company’s short-term incentive compensation plans in stock if the guidelines are not met and if substantial progress is not apparent, or take other actions as we deem appropriate at that time to ensure compliance.

Except for initial grants (which are typically awarded at 85% of market value) to certain executive officers upon assumption of their positions, options generally have been granted by the Committee on an annual basis at the market price of the Common Stock on the date of grant. Such options become exercisable over time. In 2002, we granted Mr. E.M. Carpenter an option to purchase Company Stock at 100% of the then current market value, as shown on page 12. In 2002, we also granted Mr. E.M. Carpenter a restricted stock award, as shown on page 11. In determining the size and type of grants we considered the magnitude and types of grants to chief executive officers of industrial companies of comparable size and complexity and the importance of linking a significant part of Mr. E.M. Carpenter’s total compensation package to the future performance of the Company’s stock.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s tax deduction to $1 million per year for compensation paid to the Chief Executive Officer and each other executive officer named in that year’s proxy statement unless certain conditions are met. One of those requirements is that compensation over $1 million annually must be based on stockholder-approved plans. The SIP, which was approved as amended and restated in 1996, was designed to meet these requirements. The Employee Stock and Ownership Program, which was approved as amended in 2002, and the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers, which was approved in 2001, were also designed to meet these requirements. Generally, actions taken by the Committee have been intended to comply with Section 162(m) except where, in the Committee’s judgment, it was in the best interest of the stockholders to grant forms of compensation that did not qualify for deductibility.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

Frank E. Grzelecki, Chairman

John W. Alden

Gary G. Benanav

Donald W. Griffin

Mylle H. Mangum

G. Jackson Ratcliffe

COMPENSATION

The following table sets forth compensation paid by the Company to the Chief Executive Officer and to the four other most highly paid persons who were executive officers at the end of 2002 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards[2]		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation[1]	Restricted Stock Awards[3] ($)	Securities Underlying Options (#)	LTIP Payouts[4]	All Other Compensation[5]
E.M. Carpenter	2002	$675,000	$1,036,365	$264,137	$1,740,400	393,307	$117,366	$103,821
President and Chief	2001	638,338	-0-	152,608	1,092,600	371,311	144,499	26,535
Executive Officer	2000	575,008	808,605	143,713	-0-	280,280	92,208	175,250

L.M. Carlucci	2002	347,500	494,683	33,840	297,700	47,208	33,232	34,150
Vice President, Barnes Group Inc.	2001	337,330	-0-	12,440	254,940	76,124	66,868	10,895
and President, Associated Spring	2000	321,668	368,770	22,514	-0-	72,000	103,734	28,990

W.C. Denninger	2002	295,500	273,192	22,044	297,700	68,245	16,693	32,042
Senior Vice President, Finance	2001	284,164	-0-	4,748	254,940	75,967	35,790	10,903
and Chief Financial Officer	2000	207,310	174,918	18,318	-0-	74,000	-0-	21,504

G.F. Milzcik	2002	285,000	252,424	10,008	297,700	55,123	20,853	14,032
Vice President, Barnes Group Inc.	2001	267,500	468,421	1,873	182,100	85,448	67,461	5,689
and President Barnes Aerospace	2002	252,500	120,682	7,066	-0-	63,711	31,798	11,695

J.R. Arrington	2002	271,000	250,348	33,214	274,800	59,215	24,180	32,278
Senior Vice President,	2001	260,164	-0-	9,921	182,100	70,771	119,653	10,820
Human Resources	2000	249,170	210,237	21,151	-0-	56,463	100,740	24,712

Notes to the above table:

[1]	Other annual compensation consists of reimbursement for taxes paid on perquisites, including life insurance premiums, financial planning services, country club dues and relocation expenditures paid by the Company. Included in “Other Annual Compensation” for Mr. E.M. Carpenter are perquisites including $132,482 and $98,856 in 2002 and 2001, respectively, for the personal usage of company aircraft.

[2]	Awards to the executives were granted under the 1991 Barnes Group Stock Incentive Plan and the Employee Stock and Ownership Program.

[3]	Messrs. E.M. Carpenter, Carlucci, Denninger, Milzcik and Arrington were each awarded restricted stock units in the amounts of 60,000, 13,000, 13,000, 13,000 and 12,000, respectively, on 2/5/02. Messrs. E.M. Carpenter, Carlucci, Denninger, Milzcik and Arrington were each awarded restricted stock units in the amount of 60,000, 14,000, 14,000, 10,000 and 10,000, respectively on 2/6/01. Units will be credited to each executive in the amount of 33.4%, 33.3% and 33.3% of the number of restricted stock units on the third, fourth and fifth anniversaries, respectively, of the date of the award, in each case, provided that he is an employee of the Company on such anniversary dates. The units awarded to each executive entitle him to receive, without payment to the Company, shares of Common Stock equal to the number of restricted stock units credited to him. In addition, Mr. E.M. Carpenter was awarded an incentive stock right consisting of incentive stock units in the amount of 16,000 shares on 2/5/02. Without payment to the Company, shares of Common Stock equal to the number of incentive stock units are credited to him on February 15th of each of the two years following the corresponding performance year, provided that he is an employee of the Company through December of the performance year and that specified performance targets for the Company’s earnings per share are met. Each holder is credited with dividend equivalents on all restricted stock units credited to him based upon dividends paid on outstanding shares of Common Stock. Such dividend equivalents are converted, as of each dividend payment date, into a number of additional restricted stock units equal to the amount of dividends that would have been paid on the number of shares of Common Stock equivalent to the number of restricted stock units credited to the holder immediately prior to the dividend payment date, divided by the market price of the Common Stock on the dividend payment date. The aggregate restricted stock unit holdings as of December 31, 2002, for Messrs. E.M. Carpenter, Carlucci, Denninger, Milzcik and Arrington totaled 151,856, 28,535, 28,535, 24,233 and 23,196, restricted stock units, respectively, having a value of $20.35 per share as of December 31, 2002, or in the aggregate $3,090,270, $580,687, $580,687, $493,142 and $472,039, respectively.

[4]	Payment in the designated year with respect to the three-year performance period ending the prior year. Thus, the payment made in 2002 covered the three-year period ending in 2001.

[5]	Included in “All Other Compensation” for 2002 are premiums paid for life insurance in the amounts of $98,721; $29,050; $26,942; $10,782; and $27,178 for Messrs. E.M. Carpenter, Carlucci, Denninger, Milzcik and Arrington, respectively. The remainder of “All Other Compensation” for 2002 is matching contributions made by the Company under the Retirement Savings Plan. Included in “All Other Compensation” for Mr. E.M. Carpenter for 2000 is $100,000 for the reimbursement of moving expenses paid by the Company in 2000.

STOCK OPTIONS

The following table provides information on grants of stock options in 2002 pursuant to the 1991 Barnes Group Stock Incentive Plan and the Barnes Group Inc. Employee Stock and Ownership Program to the named executive officers.

OPTION GRANTS IN 2002

	Number of Securities Underlying Options Granted[1] (#)	Percent of Total Options Granted to Employees in 2002	Exercise Price[2] ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation to End of Option Term[3]
Name					5%	10%

E.M. Carpenter	180,000	14.5%	$23.0000	2/05/12	$2,603,628	$6,598,098

E.M. Carpenter[4]	1,529	0.1%	22.7500	2/10/10	16,608	39,779

E.M. Carpenter[4]	39,371	3.2%	22.7500	2/06/11	493,819	1,216,300

E.M. Carpenter[4]	31,432	2.5%	24.4100	2/06/11	423,009	1,041,892

E.M. Carpenter[4]	4,194	0.3%	24.4100	2/19/09	41,677	97,125

E.M. Carpenter[4]	68,580	5.5%	20.1000	2/10/10	658,155	1,576,387

E.M. Carpenter[4]	26,858	2.2%	20.1000	2/19/09	219,771	512,161

E.M. Carpenter[4]	41,343	3.3%	22.5400	2/19/09	379,363	884,083

L.M. Carlucci	40,000	3.2%	23.0000	2/05/12	578,584	1,466,244

L.M. Carlucci[4]	7,208	0.6%	21.3900	2/10/10	73,614	176,318

W.C. Denninger	38,000	3.1%	23.0000	2/05/12	549,655	1,392,932

W.C. Denninger[4]	11,350	0.9%	22.3000	4/11/10	120,847	289,448

W.C. Denninger[4]	1,402	0.1%	25.6300	4/11/10	17,157	41,093

W.C.Denninger[4]	4,493	0.4%	19.9100	4/11/10	42,711	102,301

W.C. Denninger[4]	5,731	0.5%	19.9100	4/11/10	54,479	130,489

W.C. Denninger[4]	5,353	0.4%	19.9100	2/06/11	58,759	144,727

W.C. Denninger[4]	1,916	0.2%	22.7800	4/11/10	20,839	49,914

G.F. Milzcik	38,000	3.1%	23.0000	2/05/12	549,655	1,392,932

G.F. Milzcik[4]	9,516	0.8%	22.9600	7/15/09	88,946	207,282

G.F. Milzcik[4]	1,503	0.1%	22.9600	2/10/10	16,476	39,464

G.F. Milzcik[4]	6,104	0.5%	22.9600	2/06/11	77,267	190,314

J.R. Arrington	35,000	2.8%	23.0000	2/05/12	506,261	1,282,964

J.R. Arrington[4]	7,197	0.6%	22.9500	2/10/10	78,862	188,888

J.R. Arrington[4]	3,015	0.2%	25.7200	2/10/10	37,025	88,680

J.R. Arrington[4]	673	0.1%	25.7200	2/06/11	9,543	23,505

J.R. Arrington[4]	8,547	0.7%	20.0400	2/10/10	81,779	195,876

J.R. Arrington[4]	4,783	0.4%	22.7800	2/10/10	52,022	124,602

Notes to the above table:

[1]	Options granted under the 1991 Barnes Group Stock Incentive Plan and the Barnes Group Inc. Employee Stock and Ownership Program for Salary Grade 21 and above on February 5, 2002 become exercisable at the rate of 33.4% on the first anniversary and 33.3% on the second and third anniversaries of the grant date. Each option listed above includes a reload feature. Under the reload feature, holders receive options to replace shares they use to (i) pay for shares they are acquiring when they exercise a stock option and (ii) satisfy their tax withholding obligations. Reload options vest on the day they are awarded They are granted at an exercise price that is equal to the market price of the Company’s common stock on the day of the award and expire at the date of expiration for the original grant.

[2]	For awards under the Barnes Group Inc. Employee Stock and Ownership Program, the exercise price is defined as the closing market price for the preceding day.

[3]	Represents total appreciation over the exercise price at the assumed annual appreciation rates of 5% and 10% compounded annually for the term of the option. The preceding calculations are not intended to be a prediction by the Company of the price of its shares in the future.

[4]	These option grants were made pursuant to the reload provisions under the 1991 Barnes Group Stock Incentive Plan and the Barnes Group Inc. Employee Stock and Ownership Program. The preceding calculations are not intended to be a prediction by the Company of the price of its shares in the future.

The following table provides information relating to stock option exercises in 2002 by the named executive officers and the number and value of each such officer’s unexercised in-the-money options on December 31, 2002, based on the difference between the exercise price and the $20.35 per share year-end market price of the Common Stock.

AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
E.M. Carpenter	239,703	$877,813	397,981	378,716	$49,188	$385,831
L.M. Carlucci	8,376	37,294	197,052	106,575	312,651	122,083
W.C. Denninger	35,387	167,319	71,556	94,333	81,310	177,703
G.F. Milzcik	20,589	123,651	110,387	92,345	120,328	104,350
J.R. Arrington	38,787	239,558	117,435	81,600	73,853	91,606

PENSION PLANS

The following table gives examples of estimated annual retirement benefits payable to a named executive officer as though he had retired in 2002 at age 65 in specified compensation and years of service classifications under the Company’s Salaried Retirement Income Plan, Retirement Benefit Equalization Plan and Supplemental Executive Retirement Plan.

PENSION PLAN TABLE A

Years of Service

Remuneration	15 years	20 years	25 years	30 years	35 years	40 years
$125,000	$ 42,428	$ 56,570	$ 70,713	$ 73,838	$ 76,963	$ 80,088
$150,000	$ 51,615	$ 68,820	$ 86,025	$ 89,775	$ 93,525	$ 97,275
$200,000	$ 69,990	$ 93,320	$116,650	$121,650	$126,650	$131,650
$250,000	$ 88,365	$117,820	$147,275	$153,525	$159,775	$166,025
$300,000	$106,740	$142,320	$177,900	$185,400	$192,900	$200,400
$350,000	$125,115	$166,820	$208,525	$217,275	$226,025	$234,775
$400,000	$143,490	$191,320	$239,150	$249,150	$259,150	$269,150
$450,000	$161,865	$215,820	$269,775	$281,025	$292,275	$303,525
$500,000	$180,240	$240,320	$300,400	$312,900	$325,400	$337,900
$550,000	$198,615	$264,820	$331,025	$344,775	$358,525	$372,275
$600,000	$216,990	$289,320	$361,650	$376,650	$391,650	$406,650
$650,000	$235,365	$313,820	$392,275	$408,525	$424,775	$441,025
$700,000	$253,740	$338,320	$422,900	$440,400	$457,900	$475,400
$750,000	$272,115	$362,820	$453,525	$472,275	$491,025	$509,775
$800,000	$290,490	$387,320	$484,150	$504,150	$524,150	$544,150
$850,000	$308,865	$411,820	$514,775	$536,025	$557,275	$578,525

The compensation included in Pension Plan Table A in determining earnings for retirement plan purposes includes only annual salaries as shown in the column labeled “Salary” in the Summary Compensation Table. Benefits are computed on a straight-life annuity. The benefits listed in the table are not subject to a deduction for Social Security.

Messrs. J.R. Arrington, L.M. Carlucci, E.M. Carpenter, W.C. Denninger and G.F. Milzcik all participate in the Company’s Supplemental Senior Officer Retirement Plan. The following table gives examples of estimated annual retirement benefits payable under the Company’s Supplemental Senior Officer Retirement Plan to each of these senior executive officers as though he had retired in 2002 at age 65 in specified compensation and years of service classifications.

PENSION PLAN TABLE B

Remuneration	15 or More Years of Service
$125,000	$68,750
150,000	82,500
200,000	110,000
250,000	137,500
300,000	165,000
350,000	192,500
400,000	220,000
450,000	247,500
500,000	275,000
600,000	330,000
700,000	385,000
800,000	440,000
900,000	495,000
1,000,000	550,000
1,200,000	660,000
1,300,000	715,000
1,400,000	770,000
1,500,000	825,000

The compensation included in determining earnings for the Supplemental Senior Officer Retirement Plan includes only salary and bonus as shown in the columns labeled “Salary” and “Bonus” in the Summary Compensation Table. Benefits are computed based on a straight-life annuity. This plan functions as an “umbrella” plan, and benefits listed in the table above are subject to deduction for Social Security benefits, benefits derived from other employers’ pension plans and any benefits earned under the Company’s other defined benefit plans, including, without limitation, the Salaried Retirement Income Plan, Retirement Benefit Equalization Plan and Supplemental Executive Retirement Plan.

Years of Service as of December 31, 2002, rounded to the nearest whole year, credited to the named executive officers are as follows: Mr. J.R. Arrington, 5 years; Mr. L.M. Carlucci, 27 years; Mr. E.M. Carpenter, 4 years1; Mr. W.C. Denninger, 3 years; and Mr. G.F. Milzcik, 4 years.

EMPLOYMENT AGREEMENT

On December 8, 1998, the Company entered into an employment agreement (the “Agreement”) with Mr. E.M. Carpenter under which he serves as the President and Chief Executive Officer of the Company. The Agreement provides for Mr. E.M. Carpenter’s employment through December 31, 2001, and for automatic annual extensions until Mr. E.M. Carpenter reaches age 65, unless either party furnishes 90 days prior written notice that the Agreement will not be extended. Mr. E.M. Carpenter was granted a one-time lump sum payment under the Agreement of $100,000 as a relocation allowance, with the amount grossed up for any applicable taxes. Mr. E.M. Carpenter also became entitled to receive reimbursement of expenses reasonably incurred in connection with his duties and to receive reimbursement of reasonable legal fees in connection with the negotiation and documentation of the Agreement and the enforcement of his rights under it. As part of the Agreement Mr. E.M. Carpenter purchased on the open market $1,000,000 of Common Stock.

[1]	Mr. E.M. Carpenter's employment agreement provides that, for the purpose of determining years of service, he is to earn two years of service for each year he is employed for each non-qualified plan in which he participates, provided he is continually employed by the Company through December 8, 2003.

The Agreement provides for the following compensation benefits for Mr. E.M. Carpenter: (i) a base salary of $550,000 annually, subject to increase at the discretion of the Board of Directors; (ii) an annual bonus pursuant to the Company’s Management Incentive Compensation Plan (“MICP”), up to a maximum of 150% of salary, with a minimum bonus of $275,000 payable for calendar year 1999 if Mr. E.M. Carpenter remains in the employ of the Company through December 1, 1999; (iii) the granting of the following securities: (a) 90,300 Long-Term Incentive Plan (“LTIP”) units, (b) options to acquire 75,000 shares of Common Stock at an exercise price of 85% of fair market value on the date of grant, (c) 60,000 incentive stock units to acquire restricted shares of Common Stock that will vest over a five-year period if Mr. E.M. Carpenter remains in the employ of the Company, and (d) 60,000 incentive stock units to acquire restricted shares of Common Stock that will vest over a five-year period if specified performance goals are attained and Mr. E.M. Carpenter remains in the employ of the Company; and (iv) other benefits, consisting of the payment of life insurance premiums, a financial planning allowance, an automobile allowance, service credits under the Company’s non-qualified retirement plans, annual vacations, immediate participation in the Company’s welfare benefit plans, and country club membership expense reimbursement.

The Agreement is subject to early termination by reason of Mr. E.M. Carpenter’s death or disability, by the Company for cause, or by either party upon 30 days prior written notice. Upon termination, Mr. E.M. Carpenter would be entitled to any benefits due to him under any plan, program or policy of the Company which provides benefits after termination, other than any severance pay or salary continuation plan. In addition, if Mr. E.M. Carpenter’s employment were terminated without cause or good reason, he would be entitled to continue receiving his salary and welfare plan benefits for a severance period extending through the end of the remaining employment period or two years, whichever is longer. He also would receive other benefits, including the payment of his target bonus under the MICP, continued vesting of his stock options and incentive stock units, continued service credits under the Company’s non-qualified plans through the end of the severance period, and full payment of the amount owed pursuant to his LTIP awards if applicable performance goals were achieved. Payments to Mr. E.M. Carpenter would be subject to reduction under certain circumstances if necessary to avoid imposition of the golden parachute excise tax. In the event Mr. E.M. Carpenter were to terminate his employment without good reason and accept a comparable position with a company of equal or larger size during the employment period, he would be obliged to pay the Company $500,000 in cash. For a period of two years following termination for any reason, Mr. E.M. Carpenter would be obliged not to compete with the Company or disparage it.

CHANGE-IN-CONTROL AND SEVERANCE ARRANGEMENTS

The Company has entered into change-in-control severance agreements (the “CIC Agreements”) with Mr. E.M. Carpenter and each named executive officer as of the following effective dates: Mr. J.R. Arrington, May 15, 1998; Mr. E.M. Carpenter, December 8, 1998; Mr. L.M. Carlucci, October 17, 1997; Mr. W.C. Denninger, March 31, 2000; Mr. G.F. Milzcik, June 12, 1999. The CIC Agreements for Messrs. Arrington, Carpenter, and Carlucci each has an initial term which ended on December 31, 1999 and the CIC Agreements for Messrs. Denninger and Milzcik each has an initial term that ended on December 31, 2000, with each of the agreements providing for automatic annual extensions commencing on the immediately following January 1 and each January 1 thereafter, unless the Company or the executive provides written notice not later than September 30 of the preceding year of a determination not to extend the agreement. In the event of a “change-in-control” (as defined in the CIC Agreements), an executive who is incapacitated would be entitled to receive full salary and employment benefits (less any amounts received under the Company’s long-term disability plan) until terminated for reasons of disability. An executive who is not incapacitated but is terminated for any reason after a change in control would be entitled to receive full salary and benefits through the date of termination, as well as normal post-termination compensation and benefits under the Company’s compensation and benefit plans. In addition, the executive would be entitled to receive a lump sum cash payment equal to the target award under the LTIP that is pro-rated to cover the portion of the award cycle in which the executive was employed.

An executive who is terminated following a change in control other than for cause or by reason of death, disability or voluntary termination, would be entitled to severance payments and benefits. These would consist of (i) a cash payment equal to a multiple (3 times in the case of Mr. E.M. Carpenter, 2 times for each other executive) of the executive’s most recent base salary and average annual bonus (as defined); (ii) continuation of participation in the Company’s pension and welfare benefit plans for a number of months (36 or 24) corresponding to the multiple in (i), with the benefits reduced to the extent the executive subsequently receives coverage elsewhere; and (iii) a cash payment equal to the target award to which the executive would have been entitled under the Company’s incentive compensation plans (other than the LTIP) to the date of termination (less any pro rata bonus previously paid for the same period). In addition, upon the occurrence of a change in control, (a) the executive would receive pro rata target awards under the LTIP, as if fully vested, and under the Company’s other incentive compensation plans; (b) the executive’s options to acquire Company stock would vest and become exercisable; and (c) all restrictions on the executive’s stock-based awards would lapse. Payments to the executive would be subject to reduction under certain circumstances if necessary to avoid imposition of the golden parachute excise tax.

In addition, in the event of termination by the Company, the named executive officers, other than the President and CEO, may be eligible to receive under the Barnes Group Inc. Executive Separation Pay Plan, severance payments of up to twelve months of salary, accrued vacation pay, and continuation of certain other benefits for a period equal to the number of months of severance payments.

PERFORMANCE GRAPH

A stock performance graph based on cumulative total returns (price change plus reinvested dividends) for $100 invested on December 31, 1997 is set forth below.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that its officers and directors have complied in 2002 with the reporting requirements of Section 16 (a) of the Exchange Act, except for one late report on behalf of Gary G. Benanav involving a single transaction for which the reporting deadline was changed by the SEC and one late report on behalf of George T. Carpenter involving two sales transactions.

INDEPENDENT ACCOUNTANTS

A representative of PricewaterhouseCoopers LLP, the Company’s independent accountant for the current year and for the most recently completed fiscal year, is expected to be present at the meeting and will have the opportunity to make a statement, if desired, and to be available to respond to appropriate questions.

Fees paid to PricewaterhouseCoopers during 2002:

Audit		$839,323
Financial Information Systems Design and Implementation Fees		0
All Other Fees:
Audit-related	$592,851
Tax	352,175
Other	2,600

Total All Other Fees		947,626

Total Fees		$1,786,949

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Stockholders wishing to submit proposals for inclusion in the Company’s proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders must submit proposals to the Company at its address given above by November 18, 2003. Stockholders wishing to present proposals for a formal vote (other than proposals included in the Company’s proxy statement), or to nominate candidates for election as directors at a meeting of the Company’s stockholders, must do so in accordance with the Company’s by-laws. In order to be presented at the 2004 Annual Meeting, the by-laws provide that such stockholder proposals or nominations may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting who shall have given notice of the proposed business or nomination to the Company between December 18, 2003 and January 17, 2004. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting the business at the Annual Meeting, and the stockholder’s ownership of the Company’s capital stock. In the case of nominations, the notice must contain the background and stock ownership information with respect to each nominee. Stockholders may obtain a copy of the relevant provisions of the by-laws by writing to the Secretary of the Company at the address given above. Proposals received after January 17, 2004 will not be considered “timely” for the purpose of determining whether the Company may use discretionary authority to ask stockholders to vote on any such proposals.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

The Company is offering its stockholders the opportunity to consent to receive future proxy materials and annual reports electronically. Electronic delivery could save the Company a significant portion of the costs associated with printing and mailing its annual meeting materials, and the Company hopes that stockholders find this service convenient and useful. By providing the appropriate information when you vote by proxy, you can consent to receive future proxy materials and annual reports electronically. If you consent and the Company elects to deliver future proxy materials and annual reports to you electronically, the Company will send you a notice explaining how to access these materials but will not send you paper copies of these materials unless you request them. The Company may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your consent through the Internet at www.melloninvestor.com or by calling 1-800-801-9519. In addition, if you consent to electronic delivery you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company’s officers and employees personally or by telephone, facsimile, Internet or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees or their nominees for their reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The Company has retained Mellon Investor Services LLC, 44 Wall Street, 7th Floor, New York, New York 10005, to aid in the solicitation of proxies. Mellon Investor Services will solicit proxies by personal interview, telephone, facsimile and mail, and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company’s stock. For these services, the Company will pay a fee of approximately $6,500, plus expenses.

The Company had outstanding 20,207,720 shares of Common Stock as of February 17, 2003, each of which is entitled to one vote. Only holders of record at the close of business on February 17, 2003 will be entitled to vote.

Under applicable Delaware law, abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum. With respect to any proposal, an abstention will have the same effect as a vote against such proposal; however, a broker non-vote will not have an effect on the outcome of the vote thereon.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the persons nominated will be unable to serve if elected. The Board of Directors does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposal 1 of the Notice of Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

Signe S. Gates

Secretary

March 17, 2003

2003 BARNES GROUP INC. PROXY

Mark Here for Address Change or Comments    ☐

The Board of Directors unanimously recommends a vote FOR

the following nominees:

1. ELECTION OF DIRECTORS FOR A THREE-YEAR TERM (01) Thomas O. Barnes (02) Gary G. Benanav (03) Donald W. Griffin (04) Mylle H. Mangum	FOR the nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for the nominees listed to the left ☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ at www.melloninvestor.com or by calling 1-800-801-9519. I also understand that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

This proxy is solicited by the Board of Directors. This proxy will be voted in the manner specified herein by the undersigned

stockholder(s). Unless otherwise directed, this proxy shall be voted for proposal 1.

I plan to attend the meeting. ☐

Signature__________________________ Signature____________________________ Date______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

....................................................................................................................................................................................

éFOLD AND DETACH HEREé

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available until 11:00 p.m. Eastern Standard Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/b

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

(for residents of the USA or Canada with a touch-tone phone only)

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

2003 BARNES GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

APRIL 16, 2003 - 11:00 a.m.

HARTFORD FARMINGTON MARRIOTT

15 FARM SPRINGS ROAD, FARMINGTON, CT 06032

The undersigned stockholder(s) of Barnes Group Inc. hereby appoints Signe S. Gates and Monique B. Marchetti, each with the power to appoint her substitute, as the undersigned’s proxies and attorneys-in-fact, to vote all the shares of common stock covered by this proxy at the Annual Meeting of Stockholders on April 16, 2003, or at any adjournment thereof, upon the matters set forth in the Notice of such meeting with all the powers the undersigned would possess if personally present. Either person is individually authorized to vote as specified on proposal 1 and otherwise in her discretion.

This card also provides confidential voting instructions for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to your account under this plan, please read the following as to the voting of such shares, as well as the stock for which no voting instructions are received.

Trustee’s Authorization: The undersigned authorizes Riggs Bank N.A., as Trustee of the Barnes Group Inc. Retirement Savings Plan, to vote all shares of the common stock of the Company allocated to the undersigned’s account under such plan, as well as a proportionate share of the stock for which voting instructions are not timely received, at the Annual Meeting of Stockholders or at any adjournment thereof, in accordance with the instructions on the reverse side.

THIS PROXY/VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

.....................................................................................................................................................................................

éFOLD AND DETACH HEREé

YOUR VOTE IS IMPORTANT!

For your convenience, you can vote your shares in one of three ways:

1.	Vote By Internet: http://www.eproxy.com/b: Use the Internet to vote your proxy and help to reduce the Company’s costs. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

2.	Vote By Telephone: If you are a resident of the U.S.A. or Canada and have a touch tone telephone, you can call the proxy tabulator, Mellon Investor Services LLC, at the toll-free telephone number: 1-800-435-6710 and follow the instructions found on the reverse side of this card on how to vote your shares. There will be no charge to you for the call. If you are not a resident of the U.S.A. or Canada or do not have a touch tone telephone, please vote by Internet or by mailing your proxy. Please note that voting by telephone rather than by mail, will help to reduce the Company’s costs.

OR

3.	Vote By Mail: Mark, sign and date your proxy and return it promptly in the enclosed envelope. Please sign exactly as the name(s) appears on the reverse side. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, general partners and other persons acting in a representative capacity should add their complete titles. When a corporation gives the proxy, an authorized officer should sign.

THANK YOU FOR VOTING